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                                                                      Exhibit 99


FROM:             Health Fitness Corporation
                  3500 West 80th Street Minneapolis, Minnesota 55431

CONTACT:          Geri Martin
                  Vice President, Marketing
                  952.897.5245 or gmartin@hfit.com


  HEALTH FITNESS CORPORATION TO OPERATE EMPLOYEE HEALTH FITNESS CENTERS FOR 3M

MINNEAPOLIS, MINNESOTA, OCTOBER 28, 2002 - Health Fitness Corporation (OTC BB:
HFIT) announced today that it has been selected by 3M to develop and operate onsite employee fitness centers at the company's headquarters in St. Paul, Minnesota.

"3M has long been one of America's most admired companies and to earn this great corporation's confidence to improve the health and well-being of their employees and to be its partner in offering this important employee benefit is an enormous honor and opportunity for HFC in our home town market," Health Fitness President and CEO Jerry Noyce said.

"We're very pleased with how the fitness centers have been received by our employees, and look forward to continued success in our health and wellness partnership with Health Fitness Corporation. HFC is our preferred provider of health and fitness services, and is playing an important role in helping 3M provide its employees with convenient and affordable access to world-class fitness facilities," said Tim Hoffmann, staff vice president, administrative services, 3M.

The professionally staffed and managed HFC Health Fitness Centers feature a wide array of strength and cardio exercise equipment, offer group activity classes, professional trainers, and a wide variety of wellness and specialty programs.

Health Fitness Corporation is the leading provider of results-oriented fitness, assessment, wellness, and occupational health services to corporations, hospitals, universities and communities. HFC has been serving clients since 1975 and manages 190 sites across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com


3M is a $16 billion diversified technology company with leading positions in health care, safety, electronics, telecommunications, industrial, consumer and office, and other markets. Headquartered in St. Paul, Minnesota, USA, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M, which marks its 100th anniversary this year, is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index. For more information about 3M, go to www.3M.com/profile/pressbox/index.jhtml